                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                   Commission File No.:  1-10700

                        Continental Homes Holding Corp.
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             (Exact name of registrant as specified in its charter)

        7001 N. Scottsdale Road, Suite 2050, Scottsdale, Arizona  85253
                        Telephone No.:  (602) 483-0006
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.01 per share
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           (Title of each class of securities covered by this Form)

                                     None
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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [X]                 Rule 12h-3(b)(1)(ii)   [_]
     Rule 12g-4(a)(1)(ii)   [_]                 Rule 12h-3(b)(2)(i)    [_]
     Rule 12g-4(a)(2)(i)    [_]                 Rule 12h-3(b)(2)(ii)   [_]
     Rule 12g-4(a)(2)(ii)   [_]                 Rule 15d-6             [_]
     Rule 12h-3(b)(1)(i)    [_]

  Approximate number of holders of record as of the certification or notice
date:          - 0 -
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     Pursuant to the requirements of the Securities Exchange Act of 1934, D.R. Horton, Inc., as successor-by-merger to the Registrant, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                            D.R. HORTON, INC.


                            Date: April 22, 1998

                            By:   /s/ Donald R. Horton
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                                  Donald R. Horton
                                  Chief Executive Officer